Exhibit 15.6

April 22, 2026

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 16F disclosure which will be included in the Form 20F of Check-Cap Ltd. (the “Company”) dated April 17, 2026, and are in agreement with the statements relating only to RBSM LLP contained therein.

We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ RBSM LLP

New York, NY